================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                             Cardinal Health, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                     [LOGO]
                                    CARDINAL
                                  HEALTH, INC.

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD NOVEMBER 3, 1999
                             ----------------------

         Notice is hereby given that the Annual Meeting of Shareholders of Cardinal Health, Inc., an Ohio corporation (the "Company"), will be held at the Company's corporate offices at 7000 Cardinal Place, Dublin, Ohio, on Wednesday, November 3, 1999, at 8:00 a.m., local time, for the following purposes:

                  1. To elect five Directors, each to serve for a term of three years and until his or her successor is duly elected and qualified;

                  2. To vote on a proposal to adopt the Cardinal Health, Inc. Employee Stock Purchase Plan pursuant to Section 423(b) of the Internal Revenue Code;

                  3. To vote on a proposal to re-approve the Performance Goals under the Cardinal Health, Inc. Equity Incentive Plan relating to Section 162(m) of the Internal Revenue Code; and

                  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only shareholders of record on September 15, 1999, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                  By Order of the Board of Directors.




                                                  /s/ Steven Alan Bennett

                                                  STEVEN ALAN BENNETT, Secretary



September 21, 1999



         SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO INSTRUCTIONS PROVIDED WITH THE PROXY CARD.

                                     [LOGO]
                                    CARDINAL
                                  HEALTH, INC.

                                 PROXY STATEMENT


         This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cardinal Health, Inc., an Ohio corporation (the "Company"), for use at the annual meeting of the shareholders of the Company (the "Annual Meeting") to be held on Wednesday, November 3, 1999, at the offices of the Company, located at 7000 Cardinal Place, Dublin, Ohio 43017, at 8:00 a.m. local time and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the fiscal year ended June 30, 1999, are first being sent to shareholders on or about September 30, 1999.

         The close of business on September 15, 1999, has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. At that date, the Company had outstanding 280,141,018 common shares, without par value ("Common Shares"). Except as set forth below, holders of Common Shares at the record date are entitled to one vote per share for the election of Directors and upon all matters on which shareholders are entitled to vote.


         The address of the Company's principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.


                              ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of thirteen members, divided into two classes of four members each and one class of five members. The Company's Restated Code of Regulations, as amended (the "Code of Regulations"), currently provides that the number of Directors may be increased or decreased by action of the Board of Directors upon the majority vote of the Board, but in no case may the number of Directors be fewer than nine or more than sixteen without an amendment to the Code of Regulations approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to the proposed amendment.

         At the Annual Meeting, the Company's shareholders will be asked to vote for the election of the five nominees hereinafter named, each to serve for a term of three years and until his or her successor is duly elected and qualified. (See PROPOSAL 1 below.) Common Shares represented by proxies unless otherwise specified will be voted for the named nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board of Directors may propose. Proxies may not be voted at the Annual Meeting for more than five nominees.

         Under Ohio law, if notice in writing is given by any shareholder entitled to vote at the Annual Meeting to the President, a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that such shareholder desires that the voting for election of Directors be cumulative, and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder entitled to vote at the Annual Meeting shall have the right to cumulate such voting power as he possesses at such election and to give one nominee a number of votes equal to the number of Directors to be elected multiplied by the number of shares he holds, or to distribute his votes on the same basis among two or more nominees, as he sees fit. If voting for the election of Directors is cumulative, the persons named in the enclosed proxy will vote the shares represented thereby and by other proxies held by them so as to elect as many of the five nominees named below as possible. Under Ohio law and the Company's Articles of Incorporation, broker non-votes will not be counted in favor of or against election of any nominee. The five nominees receiving the greatest number of votes will be elected Directors.

      Listed below are the names of those persons nominated for election as Directors of the Company (each is currently a Director of the Company), and of the Directors of the Company whose terms of office will continue after the Annual Meeting, their principal occupations, other public companies of which they are directors (which are shown parenthetically), ages, the year in which they first became a Director of the Company or the Company's predecessor in interest, and the year in which their term as a Director is scheduled to expire (information provided as of September 15, 1999):

                   NOMINEES FOR ELECTION AT THE ANNUAL MEETING

NAME                          AGE     PRINCIPAL OCCUPATION (1)                         DIRECTOR        TERM
- ----                          ---     ------------------------                         --------        ----
                                                                                        SINCE         EXPIRES
                                                                                        -----         -------

Regina E. Herzlinger........   55     Professor, Harvard University Graduate             1995          1999
                                      School of Business Administration (C.R.
                                      Bard, Inc., Deere & Company,
                                      Schering-Plough Corporation, and Total
                                      Renal Care Holdings, Inc.).


J. Michael Losh.............   53     Executive Vice President and Chief                 1996          1999
                                      Financial Officer of General Motors
                                      Corporation, an automobile manufacturing
                                      company (The Quaker Oats Company).


John C. Kane................   59     President and Chief Operating Officer of           1993          1999
                                      the Company (Connetics Corporation). (2)

John B. McCoy...............   56     President and Chief Executive Officer of           1987          1999
                                      Bank One Corporation, a bank holding
                                      company (Bank One Corporation, Federal Home
                                      Loan Mortgage Corporation, Paymentech,
                                      Inc., and Ameritech Corporation).

Michael D. O'Halleran.......   48     President and Chief Operating Officer of           1999          1999
                                      Aon Corporation, an insurance brokerage,
                                      consulting and underwriting company (Aon
                                      Corporation).

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

NAME                          AGE     PRINCIPAL OCCUPATION (1)                         DIRECTOR        TERM
- ----                          ---     ------------------------                         --------        ----
                                                                                        SINCE         EXPIRES
                                                                                        -----         -------

Silas S. Cathcart..........    73     Retired Chairman and Chief Executive               1999          2000
                                      Officer of  Illinois Tool Works Inc., an
                                      industrial products manufacturing company
                                      (General Electric Company and Montgomery
                                      Ward and Co.).


John F. Finn...............    51     Chairman and Chief Executive                       1994          2000
                                      Officer of Gardner, Inc., an
                                      outdoor power equipment distributor.


John F. Havens.............    72     Retired Chairman and Director                      1979          2000
                                      Emeritus of Bank One
                                      Corporation, a bank holding
                                      Company  (Worthington Industries, Inc.).

Robert D. Walter...........    54     Chairman and Chief Executive Officer of the        1971          2000
                                      Company (Bank One Corporation, CBS, Inc.,
                                      and Infinity Broadcasting Corporation). (2)

Robert L. Gerbig...........    54     Chairman and Chief Executive Officer of            1975          2001
                                      Gerbig, Snell/Weisheimer & Associates,
                                      Inc., an advertising agency.


George R. Manser...........    68     Chairman of Uniglobe Travel (Capital               1977          2001
                                      Cities) Inc. and Director of Corporate
                                      Finance of Uniglobe Travel (U.S.A.) LLC,
                                      travel planning services companies; and
                                      Advisory Director to Corporate Finance
                                      Dept. of J.C. Bradford & Co., a financial
                                      services company (AmeriLink Corporation,
                                      Checkfree Corporation, Hallmark Financial
                                      Services, Inc., and State Auto Financial
                                      Corporation).

Jerry E. Robertson.........    65     Retired  Executive  Vice  President  of  the       1991          2001
                                      Life Sciences Sector and Corporate  Services
                                      of Minnesota Mining & Manufacturing Company,
                                      a manufacturer of industrial Commercial,
                                      health-care and consumer products (Coherent,
                                      Inc., Haemonetics Corporation, Steris
                                      Corporation, Medwave, Inc., and Choice Hotels
                                      International, Inc.).


Melburn G. Whitmire....        59     Retired Vice Chairman of the Company.              1994          2001

    (1) Each of the Directors either has had the positions shown or has had other executive positions with the same employer for more than five years.

    (2) Messrs. Kane and Walter are officers and directors of various subsidiaries of the Company.

         Four regular meetings and two special meetings of the Company's Board of Directors were held during the fiscal year ended June 30, 1999. Each Director attended 75% or more of the meetings of the Board and Board committees on which he or she served.

         Messrs. Finn, Losh, McCoy, and Walter are the current members of the Board's Executive Committee, which is empowered to exercise all powers and perform all duties of the Board of Directors when the Board is not in session other than the authority to fill vacancies among the Directors or in any committee of the Board. The Executive Committee met one time during the last fiscal year, and, as permitted by Ohio law, acted numerous times by written action without a meeting.

         Messrs. Finn, Gerbig, and O'Halleran, Mrs. Herzlinger and Dr. Robertson are the current members of the Board's Audit Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to the Company's annual audit, accounting policies, financial reporting, and internal controls. The Audit Committee met four times during the last fiscal year.


         Messrs. Losh, Cathcart, Manser and Whitmire are the current members of the Board's Compensation and Personnel Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the employees of the Company, sales to employees of stock in the Company, and grants of stock-based incentives to employees, including options to purchase stock in the Company. The Compensation and Personnel Committee met four times during the last fiscal year and, as permitted by Ohio law, acted several times by written action without a meeting. Messrs. Losh, Cathcart and Manser are current member's of the Board's Compensation and Personnel Subcommittee which was formed to act on matters relating to and affected by Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

         Messrs. McCoy, Finn, Havens, Losh and Manser, and Dr. Robertson are the current members of the Board's Nominating Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to selection of nominees to serve on the Board and its various committees. The Nominating Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service as a Director of the Company. The Nominating Committee met two times during the last fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         A property which includes parts of the Company's former Columbus food distribution center is leased by the Company from a limited partnership in which the general partner is Mr. Walter and the limited partners include Mr. Walter. The Company has subleased this property to third parties at rentals substantially in excess of the rentals it is required to pay to the limited partnership. The initial term of the Company's lease expired February 29, 1984, and the lease is currently in its second ten-year renewal term. The Company has options to renew the lease for two additional ten-year terms. The rent payable by the Company is $92,000 per annum during each of the first two renewal terms, and the fair rental value of the premises during each of the last two renewal terms. The Company has a first-refusal option to purchase the premises in the event the limited partnership proposes to sell the premises to a third party.

           All executive officers and Directors of the Company, except Michael
E. Beaulieu and Robert J. Zollars, who was an executive officer of the Company until his resignation as an executive officer effective June 30, 1999, timely filed all reports required under Section 16(a) of the Exchange Act during the fiscal year ended June 30, 1999. Mr. Zollars filed one Form 4 late reporting one acquisition transaction pursuant to which shares of a company acquired by the Company were exchanged into shares of the Company. Mr. Beaulieu filed one Form 4 late reporting one sale transaction.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


          The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of September 15, 1999, by: (a) the Company's Directors; (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and (d) the Company's executive officers and Directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Common Shares set forth opposite their names:

                                                                                    Number of
                                                                                Common Shares
Name of Beneficial Owner                                                   Beneficially Owned       Percent of Class
- ------------------------                                                   ------------------       ----------------

Fidelity Management & Research Co. (1)                                             33,540,824          12.3%
Robert D. Walter (2) (3)                                                            4,204,539           1.5%
Melburn G. Whitmire (4) (6)                                                         1,556,444            *
John C. Kane (3)                                                                      788,660            *
James F. Millar (3)                                                                   168,794            *
George L. Fotiades (3)                                                                158,993            *
George R. Manser (6) (7)                                                              125,267            *
Robert L. Gerbig (5) (6)                                                               96,866            *
John B. McCoy (6) (8)                                                                  77,643            *
Silas S. Cathcart (6)                                                                  36,729            *
Michael D. O'Halleran (6)                                                              34,047            *
John F. Havens (6) (9)                                                                 31,866            *
John F. Finn (6) (10)                                                                  24,977            *
Jerry E. Robertson (6)                                                                 23,489            *
Carl A. Spalding (3)                                                                   10,500            *
Regina E. Herzlinger (6)                                                                7,708            *
J. Michael Losh (6)                                                                     7,172            *
All Executive Officers and Directors as a                                           7,995,412          2.9%
   Group (11) (21 Persons)

     * Indicates beneficial ownership of less than 1% of the outstanding Common Shares.

     (1) Based on information obtained from a Schedule 13G/A filed by Fidelity Management & Research Co. with the Securities and Exchange Commission on or about May 10, 1999. The address of Fidelity Management & Research Co. is 82 Devonshire Street, Boston, Massachusetts 02109. The
          Schedule 13G/A indicates that Fidelity Management & Research Co. has sole voting power with respect to 653,591 Common Shares and sole dispositive power with respect to all 33,540,824 Common Shares.

     (2) Includes 2,297,559 Common Shares held in Mr. Walter's grantor retained annuity trusts.

     (3) Common Shares and the percent of class listed as being beneficially owned by the Company's named executive officers include outstanding options to purchase Common Shares which are exercisable within 60 days of September 15, 1999, as follows: Mr. Walter - 335,445 shares; Mr. Kane - 429,929 shares; Mr. Millar - 115,142 shares; Mr. Spalding - 0 shares; and Mr. Fotiades - 141,251 shares.

     (4) Includes 11,604 Common Shares held by Mr. Whitmire and his wife as custodian for the benefit of their minor daughter.

     (5) Includes 82,297 Common Shares held in Mr. Gerbig's grantor retained annuity trust.

     (6) Common Shares and the percent of class listed as being beneficially owned by the listed Company Directors (except for Messrs. Kane and Walter) include outstanding options to purchase Common Shares which are exercisable under the Company's Directors' Stock Option Plan, Equity Incentive Plan, or Allegiance Director Option Agreements as follows: Mr. Cathcart - 34,047 shares; Mr. Finn - 11,315 shares; Mrs. Herzlinger - 7,708 shares; Mr. Losh - 4,922 shares; Mr. O'Halleran - 34,047 shares; Dr. Robertson - 1,440 shares; Mr. Whitmire - 30,038 shares; and each other listed Director (except for Messrs. Kane and Walter) - 1,460 shares.

     (7) Includes 45,000 Common Shares which are held in a Manser family partnership.

     (8) Includes 4,291 Common Shares which are held by Mr. McCoy in trust for the benefit of his son, but does not include Common Shares owned by Bank One Corporation or its subsidiaries.

     (9) Includes 17,806 Common Shares held in trust for the benefit of Mr. Havens' spouse and children.

     (10) Includes 12,835 Common Shares held jointly by Mr. Finn and his wife, 688 Common Shares held in his wife's individual retirement account and 139 Common Shares held by his son.

     (11) Common Shares and percent of class listed as being beneficially owned by all executive officers and Directors as a group include outstanding options to purchase Common Shares which are exercisable within 60 days of September 15, 1999, but do not include any Common Shares beneficially owned by Bank One Corporation or its subsidiaries.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

       The Company's executive compensation program is administered by the Compensation and Personnel Committee (the "Compensation Committee") of the Company's Board of Directors, which has responsibility for reviewing all aspects of the compensation program for the Company's executive officers. The Compensation Committee currently is comprised of Messrs. Losh, Cathcart, Manser and Whitmire(1). The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key managers and align their compensation with the Company's overall business strategies, values and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy which includes the following considerations:

          - A "pay-for-performance" orientation that differentiates compensation results based upon corporate, business unit, and individual performance;

          - An emphasis on stock incentives as a significant component of total compensation in order to more closely align the interests of Company executives with the long-term interests of shareholders;

          - An emphasis on total compensation vs. cash compensation, rewarding Company executives with total compensation (including cash and stock incentive programs) at or above competitive levels, if performance is superior;

          - Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based upon stock and other performance incentives; and

          - An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives and encourages Company stock ownership and capital accumulation.

         The primary components of the Company's executive compensation program are: (a) base salaries; (b) annual cash incentive opportunities; and (c) long-term incentive opportunities in the form of stock options and restricted shares. Each primary component of executive pay is discussed below.

         Base Salaries. Base salaries for Company executives are generally subject to annual review and adjustment on the basis of individual and company performance, level of responsibility, and competitive, inflationary, and internal equity considerations. The Company has adopted a market-rate focused base salary philosophy, in recognition of the Company's aggressive performance expectations and to more effectively recruit and retain key managers. The "market" rate is determined from information gathered by the Company from independent compensation surveys for companies which include some of, but are not the same as, those in the Value Line Health Care Index utilized in the Shareholder Performance Graph set forth on page 14, and which represent a broader spectrum of wholesale, retail and manufacturing companies which the Compensation Committee believes to be a more representative measure of the market for competitive executive talent. With respect to the base salary established for Mr. Walter for the fiscal year ended June 30, 1999, the Compensation Committee took into account the factors described above for executive officers, weighting most heavily competitive compensation considerations and Company performance. In addition, in establishing Mr. Walter's compensation for the fiscal year ended June 30, 1999, the Compensation Committee considered the expansion of the Company's business from previous years, including increased revenues, a significantly larger market capitalization, more diversified lines of business, a substantially increased and more geographically diverse work force, and significantly increased and expansive foreign operations.

- ------------

(1) Mr. Whitmire is not a member of the Compensation & Personnel Subcommittee which acts upon matters relating to or affected by Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code.

         Annual Cash Incentives. Company executives are eligible to receive annual cash incentive awards to focus attention on achieving key goals, pursuant to the Company's Management Incentive Plan ("MIP"). Targeted MIP incentive amounts are established each year on an individualized basis, with such amounts varying as a percentage of base salary depending upon each executive's level of responsibility and function. Performance objectives are established for the Company and for each significant business unit within the Company at the beginning of each fiscal year, and are designed to provide competitive incentive pay. These objectives include a specific target for Company earnings growth, which target was met for the fiscal year ended June 30, 1999. In addition, individual performance objectives are established for each executive, which include both specific performance goals and other, more qualitative and developmental, criteria. For managers with primary staff or corporate responsibilities, 60% of the MIP amount is weighted to achievement of the Company's corporate performance objectives and 40% to achievement of individual performance objectives. For managers with primary operating unit responsibilities, 50% of the MIP amount is weighted to performance of the relevant business unit, 30% to achievement of individual performance objectives, and 20% to achievement of the Company's performance objectives. Incentive awards for the fiscal year ended June 30, 1999, for the Company's named executive officers other than Messrs. Walter and Kane were approved by the Compensation Committee based upon these corporate, business unit and individual performance criteria. For the fiscal year ended June 30, 1999, the Company also instituted a President's Over-Performance Plan ("POP") for eligible employees, including executives. The POP, which is designed to reward exceptional business unit and Company performance, provides for a maximum payment of an additional 50% of an employee's MIP or Performance-Based Plan (defined below) target amount, provided 100% of the Company performance objectives have been achieved. The POP percentage paid for the fiscal year ended June 30, 1999 varied for each business unit of the Company depending upon the applicable business unit performance.

         Mr. Walter's annual incentive award was not paid under the MIP, but instead was paid pursuant to the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan (the "Performance-Based Plan"). The Budget Reconciliation Act of 1993 (the "Act") amended the Internal Revenue Code to add
Section 162(m), which prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a "covered employee" in excess of $1 million per year (the "Dollar Limitation"). A covered employee is an employee who, on the last day of the Company's taxable year, is the chief executive officer of the Company or an employee who appears in the Summary Compensation Table by reason of being one of the four most highly compensated executive officers for the taxable year (other than the chief executive officer). In anticipation that the deductibility of compensation paid to Mr. Walter and other executive officers could be affected by the Act, in August 1996, the Company's Board of Directors adopted the Performance-Based Plan, the material terms of the performance goals of which were approved by the Company's shareholders in October 1996, and amendments to which were approved by the Company's shareholders in November 1998. Compensation paid in accordance with the Performance-Based Plan generally will not be applied toward the Dollar Limitation. The performance goals established by the Compensation Committee under the Performance-Based Plan for Mr. Walter for the fiscal year ended June 30, 1999, were fully satisfied resulting in payment to Mr. Walter of an annual incentive award of $1,237,500. In addition to Mr. Walter, Mr. Kane, the Company's President and Chief Operating Officer, participated in the Performance-Based Plan for the fiscal year ended June 30, 1999. Mr. Walter also received a POP award equal to $526,875 for the fiscal year ended June 30, 1999, which amount was calculated based upon the same POP percentage applicable to all POP Participants at the corporate division of the Company, and will apply toward the Dollar Limitation.

             Long-Term Stock Incentives. The Company has granted equity-based awards to its executives under the Company's Stock Incentive Plan (the "Stock Incentive Plan"), which was initially approved by the Company's shareholders in 1987, and the Company's Amended and Restated Equity Incentive Plan (the "Equity Incentive Plan"), which replaced the Stock Incentive Plan as to ongoing grants, and which was approved by the Company's shareholders in November 1995, and amendments to which were approved by the Company's shareholders in November 1998. The Stock Incentive Plan was, and Equity Incentive Plan is, designed to align a significant portion of the executive compensation package with the long-term interests of the Company's shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. The Stock Incentive Plan provided, and the Equity Incentive Plan provides, for the grant of several types of equity-based awards, including stock options and restricted shares.


         The Company makes annual grants of stock options to its management personnel, including its executive officers. This annual grant program is designed to provide Company managers, over a number of years, with multiple stock options, each granted with an exercise price equal to the market price for Common Shares on the date of the grant. Individual option grants are determined by the Compensation Committee based on a manager's current performance, potential for future responsibility, and salary multiples designed to increase the portion of the total compensation opportunity represented by stock incentives as a manager's level of responsibility increases. Because a primary purpose of granting stock options is to encourage positive future performance, when granting options the Compensation Committee does not consider the number of options granted to an individual in previous years. The Company's standard stock option agreement contains provisions providing for forfeiture of the option or option value received in the event the option holder engages in certain behavior in competition with or contrary to the interests of the Company. The Compensation Committee places a relatively heavy emphasis on stock options, consistent with its philosophy that stock incentives more closely align the interests of Company managers with the long-term interests of shareholders.

         Grants of restricted shares are generally limited to the Company's executive officers and other senior management personnel to reward exceptional performance with a long-term benefit in lieu of cash, to facilitate stock ownership, and to deter recruitment of key Company managers by competitors and others. Unlike the Company's stock option program, restricted share grants are not made on an annual or other regularly established basis. Recipients of restricted share grants are subject to restrictions on the disposition of the stock during a period determined by the Compensation Committee at the time of grant. Restricted stock awards are forfeited by their terms if the recipient terminates employment with the Company prior to the expiration of the restriction period. Restricted stock awards are, in most instances, also forfeited by their terms if the recipient engages in certain behavior in competition with or contrary to the interests of the Company.

         Consistent with the Company's philosophy of linking total compensation to stock performance for all of its executive officers, a significant portion of Mr. Walter's overall compensation package is comprised of stock incentives. In March 1999, the Compensation Committee granted Mr. Walter options to purchase 125,000 Common Shares with an exercise price of $71.00 per share (the market price on the date of grant) as part of the annual option grant normally made to Company executives. In making this grant, the Compensation Committee considered the target range established for the Company's most senior officers, the improvement in the Company's strategic positioning, and Mr. Walter's progress in accomplishing personal objectives. In August 1998, Mr. Walter also received options to purchase 90,000 Common Shares with an exercise price of $64.71 per share (the market price on the date of grant) in connection with a one-time grant made to certain executives to better align the Company's stock option compensation levels with those of the Company's peer companies (which include some of, but are not the same as, those in the Value Line Health Care Index utilized in the Shareholder Performance Graph set forth on page 14 of this Proxy Statement). Mr. Walter's options granted during fiscal year 1999 vest on the third anniversary of the grant date and are generally exercisable for a period of seven years following the vesting date, consistent with grants made to other option recipients. All of the options granted to Mr. Walter during the fiscal year also contain provisions providing for forfeiture of the option or option value received in the event Mr. Walter engages in certain behavior in competition with or contrary to the interests of the Company.

         Impact of 1993 Tax Act Changes. As discussed above, Section 162(m) of the Internal Revenue Code prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a covered employee in excess of the Dollar Limitation. As a result of the amount of the Dollar Limitation, exclusions of certain performance-based compensation under the Stock Incentive Plan, Equity Incentive Plan and the Performance-Based Plan, and salary deferral elections made by Mr. Walter, the deductibility of compensation paid in fiscal year 1999 was not affected by the Act.

              Conclusion. As described above, the Company's executive compensation program provides a significant link between total compensation and the Company's performance and long-term stock price appreciation consistent with the compensation philosophies set forth above. This program is believed to be a significant factor in the Company's growth and profitability and the resulting long-term gains achieved by the Company's shareholders.


                             J. Michael Losh, Chairman
                             Silas S. Cathcart
                             George R. Manser
                             L. Jack Van Fossen(2)
                             Melburn G. Whitmire

EXECUTIVE COMPENSATION

         The following information is set forth with respect to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                          I. SUMMARY COMPENSATION TABLE

- --------------------------- ----------- ------------------------------------- ------------------------------ ----------------
                                                ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                                                                         AWARDS
                            ----------- ------------------------------------- ------------------------------
         NAME AND              FY -       SALARY       BONUS        OTHER       RESTRICTED     SECURITIES          ALL
    PRINCIPAL POSITION        ENDED        ($)          ($)        ANNUAL         STOCK        UNDERLYING         OTHER
                                                                 COMPENSATION    AWARDS         OPTIONS      COMPENSATION
                                                                     ($)        ($)(1)(2)        (#)(2)          ($)(3)
- --------------------------- ----------- ----------- ------------ ------------ --------------- -------------- ----------------
Robert D. Walter               1999       $824,808   $1,794,375      -0-           -0-              215,000       $201,944(5)
Chairman & Chief               1998        724,231      800,000      -0-           -0-               94,268        196,552
Executive Officer              1997        582,494      700,000  $72,217(4)      $650,190            66,939        190,518

John C. Kane                   1999       $575,347     $967,845      -0-           -0-              220,000       $ 31,509
President & Chief              1998        488,462      489,945      -0-           -0-               57,021         29,717
Operating Officer              1997        440,096      440,069      -0-         $216,742            42,395         28,583

James F. Millar                1999       $368,403     $462,788      -0-           -0-               39,131       $ 31,509
Executive Vice President       1998        310,501      221,810      -0-         $527,100            22,500         29,717
&   Group    President   -     1997        290,762      218,084      -0-           50,018            24,854         28,583
Cardinal Distribution

Carl A. Spalding               1999       $315,000     $378,009      -0-           -0-               23,780       $ 31,509
Executive Vice President       1998         24,231      100,909      -0-         $617,295            15,000         -0-
& Group President -
Healthcare Product
Services (6)

George L. Fotiades             1999       $366,593     $187,275      -0-         $999,898            55,614       $ 83,833(8)
Executive Vice President
& Group  President  - R.P.
Scherer Corporation (7)

(2) Mr. Van Fossen was a member of the Compensation Committee during the fiscal year ended June 30, 1999 and thereafter until his retirement from the Board effective August 11, 1999.

(1) Aggregate restricted share holdings and values at June 30, 1999 (based upon the closing price of the Common Shares on the New York Stock Exchange on such date), for the named executive officers are as follows: (i) Mr. Walter
     - 94,009 shares, $6,028,327; (ii) Mr. Kane - 35,662 shares, $2,286,826;
     (iii) Mr. Millar - 11,857 shares, $760,330; (iv) Mr. Spalding - 10,500 shares, $673,313; and (v) Mr. Fotiades - 16,042 shares, $1,028,693.
     Dividends are paid on restricted shares at the same rate as all Common Shares.

(2) All numbers have been adjusted to reflect the 3-for-2 split of the Company's Common Shares in December 1996 and the 3-for-2 split of the Company's Common Shares in October 1998.

(3) Amounts shown represent Company contributions to the executive's account under the Company's Profit Sharing and Retirement Savings Plan and the Company's Incentive Deferred Compensation Plan for fiscal 1999 as follows:
     Messrs. Walter, Kane, Millar and Spalding - $31,509; Mr. Fotiades - $0. Mr. Fotiades' account under the R.P. Scherer Corporation Savings Plan includes a Company contribution of $500.

(4)  Includes $56,037 relating to personal use of a Company airplane.

(5) Includes $170,435 for premiums paid by the Company on a split-dollar life insurance arrangement among the Company, Mr. Walter, and a trust for Mr. Walter's family. The Company will recover all such premiums paid by it, plus interest at the rate of 3% per annum, upon the earlier to occur of January 12, 2003, or the death of the survivor of Mr. Walter and his spouse.

(6) Mr. Spalding joined the Company in June 1998. Compensation included in the Summary Compensation Table for Mr. Spalding excludes all compensation paid prior to that date.

(7) Mr. Fotiades joined the Company in August 1998 following the acquisition by the Company of R.P. Scherer Corporation (the "R.P. Scherer Acquisition"). Compensation included in the Summary Compensation Table for Mr. Fotiades excludes all compensation paid prior to the R.P. Scherer Acquisition.

(8) Includes $83,833 paid to Mr. Fotiades as an Incentive Fee pursuant to certain provisions contained in Mr. Fotiades' Employment Agreement (as described below under "Employment Agreements and Other Arrangements").

                    II. OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
- -------------------------------------------------------------------------------
           NAME              NUMBER OF    PERCENT OF     EXERCISE    EXPIRATION
                             SECURITIES      TOTAL        PRICE         DATE            POTENTIAL REALIZABLE VALUE
                             UNDERLYING     OPTIONS     ($/SH)(3)                        AT ASSUMED ANNUAL RATES
                              OPTIONS     GRANTED TO                                   OF STOCK PRICE APPRECIATION
                              GRANTED      EMPLOYEES                                        FOR OPTION TERM(4)
                               (#)(1)      IN FISCAL
                                            YEAR(2)                                   0% ($)     5% ($)      10% ($)
- ------------------------------------------------------------------------------------------------------------------------
Robert D. Walter                  90,000      2.64%       $64.71      08/11/08        $0       $3,662,619     $9,281,797
                                 125,000      3.67         71.00      03/01/09         0        5,581,440     14,144,464

John C. Kane                     180,000      5.28%       $64.71      08/11/08        $0       $7,325,239    $18,563,593
                                  40,000      1.17         74.25      02/09/09         0        1,867,817      4,733,415

James F. Millar                    7,500      0.22%       $64.71      08/11/08        $0         $305,218       $773,483
                                  31,631      0.93         71.00      03/01/09         0        1,412,372      3,579,228

Carl A. Spalding                  23,780      0.70%       $71.00      03/01/09        $0       $1,061,813     $2,690,843

George L. Fotiades                37,500      1.10%       $62.33      09/16/08        $0       $1,469,963     $3,725,174
                                  18,114      0.53         71.00      03/01/09         0          808,817      2,049,703


(1) All options granted during the fiscal year to the named executives are nonqualified stock options and are exercisable on and after the third anniversary from the date of grant.

(2) Based on 3,410,287 options granted to all employees during the fiscal year ended June 30, 1999 under the Company's Equity Incentive Plan.

(3)  Market price on date of grant.

(4) These amounts are based on hypothetical appreciation rates of 0%, 5% and 10% and are not intended to forecast the actual future appreciation of the Company's stock price. No gain to optionees is possible without an actual increase in the price of the Company's Common Shares, which increase benefits all of the Company's shareholders.

              III. AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                                         NUMBER OF             VALUE OF
                                                                        UNEXERCISED           UNEXERCISED
                                                                          OPTIONS            IN-THE-MONEY
                                                                         AT FY-END              OPTIONS
                                                                            (#)            AT FY-END ($) (2)
                                      SHARES            VALUE         ----------------------------------------
                                    ACQUIRED ON       REALIZED         EXERCISABLE/          EXERCISABLE/
NAME                               EXERCISE (#)        ($) (1)         UNEXERCISABLE         UNEXERCISABLE
- --------------------------------------------------------------------------------------------------------------
Robert D. Walter                      41,837         $2,857,676       392,008/376,207   $18,081,675/$2,899,679
John C. Kane                            -0-               -0-         369,929/319,416   $18,033,221/$1,858,673
James F. Millar                       10,548           $601,869        124,705/86,485      $5,637,535/$802,650
Carl A. Spalding                        -0-               -0-            0/38,780             $0/$80,025
George L. Fotiades                      -0-               -0-         141,251/104,444     $3,856,254/$394,229

(1) Value calculated as the difference between the fair market value of the Common Shares on the date of exercise and the option exercise price before payment of any taxes.

(2) Value calculated as the difference between the fair market value of the Common Shares on June 30, 1999 and the option exercise price.

SHAREHOLDER PERFORMANCE GRAPH


         Set forth below is a line graph comparing the cumulative total return of Common Shares with the cumulative total return of the Standard & Poor's Composite - 500 Stock Index and the Value Line Health Care Sector Index, an independently prepared index which includes more than 100 companies in the health care industry (the "Value Line Health Care Index"). The graph assumes, in each case, an initial investment of $100 as of June 30, 1994 based on the market prices at the end of each fiscal year through and including June 30, 1999, with the Value Line Health Care Index investment weighted on the basis of market capitalization at the beginning of each such fiscal year, and assuming reinvestment of dividends (and taking into account all stock splits during such periods).

                                   [GRAPH]

         Fiscal Year              1994        1995         1996       1997       1998      1999
Cardinal Health, Inc.            100.00      120.85       184.84     220.45     361.49    371.43
S&P 500                          100.00      126.12       159.06     214.34     278.51    342.24
Value Line Health Care Index     100.00      143.82       197.77     289.33     394.53    438.91


EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

         Mr. Millar has entered into an employment agreement (the "Millar Employment Agreement") with the Company, which provides for an employment term of three years commencing on May 12, 1998 (the "Commencement Date"). In addition to a base salary, the Millar Employment Agreement provides for stock incentive awards as described in the Summary Compensation Table contained in this Proxy Statement, and an annual cash incentive payable under the standard terms of the Company's Management Incentive Plan or any successor to such plan in which other Company executives participate from time to time. The Millar Employment Agreement provides that Mr. Millar will also be entitled to participate in the Company's group health, life, disability insurance and retirement savings plans. In addition, the Millar Employment Agreement contains a noncompete covenant effective throughout the term of Mr. Millar's employment with the Company and for a period of one year thereafter. Under the Millar Employment Agreement, if Mr. Millar's employment is terminated without Cause by the Company or for Good Reason by Mr. Millar (as those terms are defined in the Millar Employment Agreement): (i) prior to the second anniversary of the Commencement Date, then Mr. Millar shall receive his base salary at the rate in effect on the date of termination through the end of the term of the Millar Employment Agreement, plus an annual amount equal to his most recent annual bonus actually paid, at the same time and in the same manner as his bonus would have been paid during the remaining term of the Millar Employment Agreement; or (ii) on or after the second anniversary of the Commencement Date, then Mr. Millar shall receive his base salary at the rate in effect on the date of termination for a period of one year from the date of such termination, plus an amount equal to his most recent annual bonus actually paid, at the same time and in the same manner as such annual bonus would have been paid had Mr. Millar continued to be employed by the Company during such one year period.

         In connection with the R.P. Scherer Acquisition, Mr. Fotiades entered into an Amended and Restated Employment Agreement (the "Fotiades Employment Agreement") with R.P. Scherer Corporation ("R.P. Scherer") and the Company. The Fotiades Employment Agreement provides for an initial term of one year commencing on August 7, 1998, and automatically renews for successive periods of one year, unless prior to 30 days before the termination date of any one-year period, either party notifies the other of an intention to terminate, in which event the Fotiades Employment Agreement will terminate on such termination date. In addition to a base salary, cash bonus, use of a Company car, and other fringe benefits applicable to other R.P. Scherer executives, the Fotiades Employment Agreement also provides for (i) participation in the Company's stock option plans, in accordance with the terms thereof, as from time to time in effect, and
(ii) a fee (the "Incentive Fee") in the aggregate of $500,000 payable in installments over a three-year period commencing August 7, 1998 in consideration of Mr. Fotiades' agreement to continue to serve the Company pursuant to the terms of the Fotiades Employment Agreement. The Fotiades Employment Agreement also obligates Mr. Fotiades to comply with certain confidentiality and noncompetition restrictions. If Mr. Fotiades' employment is terminated without Cause by R.P. Scherer or for Good Reason by Mr. Fotiades (as those terms are defined in the Fotiades Employment Agreement) during the term of such Agreement, then Mr. Fotiades will receive (in addition to the Incentive Fee): (x) for twenty-four months following such termination, his monthly base salary at a rate equal to Mr. Fotiades' annual average base salary for the prior twenty-four months, plus (y) on each of the first two anniversaries of the date of termination, an amount equal to the average of the annual bonuses paid to Mr. Fotiades for the prior twenty-four months, plus (z) continuation of group health benefits for twenty-four months following such termination.

         The Company's Stock Incentive Plan and Equity Incentive Plan each provide for acceleration of the vesting of stock options and restricted share awards based upon the occurrence of a change of control of the Company. A change of control is defined generally, with certain exclusions, as acquisition by an individual or group of 25% or more of the Common Shares, an involuntary change in the composition of at least a majority of the members of the Board of Directors, or approval by the Company's shareholders of a merger, reorganization, consolidation, liquidation, or sale of substantially all of the assets of the Company.


COMPENSATION OF DIRECTORS

                  During the fiscal year ended June 30, 1999, the Company's non-employee Directors ("Outside Directors") were paid $5,000 per quarter plus $1,750 for each Board meeting attended in person and $900 for each Board meeting attended telephonically. Outside Directors were also entitled to receive $900 for each Committee meeting attended (in person or telephonically). Effective July 1, 1999, in accordance with the recommendation of the Compensation Committee, the Board of Directors approved an increase in the quarterly cash retainer paid to Outside Directors from $5,000 to $10,000, and elimination of regular, special, and telephonic meeting and other fees. The Company also reimburses Outside Directors for out-of-pocket travel expenses incurred in connection with attendance at Board and Committee meetings. Employee Directors do not receive additional compensation in their capacity as a Director.

         Pursuant to the Company's Equity Incentive Plan as currently in effect, options to purchase that number of Common Shares having a fair market value of $100,000 on the date of grant are automatically granted on an annual basis to each Outside Director who has served as such for three consecutive annual meetings. The exercise price of these options is the fair market value of the Common Shares on the date of grant. In addition, options to purchase that number of Common Shares having a fair market value of $150,000 on the date of grant are automatically made to each Outside Director subsequently added to the Board. The exercise price of these options is the fair market value of Common Shares on the date of grant. All grants to Outside Directors under the Equity Incentive Plan vest immediately, are exercisable for ten years from the date of grant, and are subject to adjustment for subsequent stock dividends, splits, and other changes in the Company's capital structure. Options granted under the Plan are treated as "nonqualified options" under the Internal Revenue Code. On November 23, 1998, Messrs. Finn, Gerbig, Havens, Losh, Manser and McCoy, Mrs. Herzlinger and Dr. Robertson each were granted an option to purchase 1,440 Common Shares in accordance with the provisions of the Equity Incentive Plan.

PROPOSAL 1 - ELECTION OF NOMINEES FOR DIRECTORS OF THE COMPANY AT THE ANNUAL MEETING

         The Company's Board of Directors has nominated each of Regina E. Herzlinger, J. Michael Losh, John C. Kane, John B. McCoy and Michael D. O'Halleran to serve as a Director of the Company for a term of three years and until his or her successor is duly elected and qualified. Each of Mrs. Herzlinger and Messrs. Losh, Kane, McCoy and O'Halleran currently serves as a Director of the Company. The Board of Directors recommends that the Company's shareholders elect these nominees to serve as more fully described under "Election of Directors" in this Proxy Statement.


PROPOSAL 2 - ADOPTION OF THE CARDINAL HEALTH, INC. EMPLOYEE STOCK PURCHASE PLAN UNDER SECTION 423(b) OF THE INTERNAL REVENUE CODE

GENERAL

         On August 11, 1999, the Company's Board of Directors adopted the Cardinal Health, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") under Section 423(b) of the Internal Revenue Code, subject to approval by the Company's shareholders of the Employee Stock Purchase Plan. The purpose of the Employee Stock Purchase Plan is to facilitate the purchase of Common Shares by Eligible Employees (defined below). Under the Employee Stock Purchase Plan, 5,000,000 Common Shares will be available for issuance and sale, which may consist of authorized but unissued shares, treasury shares, or shares purchased by the Employee Stock Purchase Plan in the open market. The closing sales price for a Common Share on September 20, 1999, on the New York Stock Exchange was $52.50. If approved by the Company's shareholders, the Employee Stock Purchase Plan will be effective from January 3, 2000, and will remain in effect until it is terminated by action of the Company's Board of Directors. The Employee Stock Purchase Plan is set forth as Annex A to this Proxy Statement.


ADMINISTRATION OF THE EMPLOYEE STOCK PURCHASE PLAN

         The Employee Stock Purchase Plan will be administered by the Company's Board of Directors, a designated committee thereof, or the persons or entity delegated the responsibility of administering the Employee Stock Purchase Plan, which initially will be the Cardinal Health, Inc. Profit Sharing and Retirement Savings Plan Committee (the "Administrator"). Subject to the terms of the Employee Stock Purchase Plan, the Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Employee Stock Purchase Plan, to determine eligibility and to adopt rules and regulations for carrying out the terms of the Employee Stock Purchase Plan.

PURCHASE OF COMPANY COMMON SHARES UNDER THE EMPLOYEE STOCK PURCHASE PLAN

         The Administrator of the Employee Stock Purchase Plan may designate one or more Offering Periods (as defined in the Employee Stock Purchase Plan) during each fiscal year of the Company. On the first day of each Offering Period, each Participant (as defined in the Employee Stock Purchase Plan) will be granted an option to purchase Common Shares under the Employee Stock Purchase Plan. Each option granted will expire at the end of the Offering Period for which it was granted. Shares purchased under the Employee Stock Purchase Plan will be held in separate accounts for each Participant.


ELIGIBILITY FOR PARTICIPATION IN THE EMPLOYEE STOCK PURCHASE PLAN

         All Eligible Employees of the Company and its Designated Subsidiaries (as defined in the Employee Stock Purchase Plan) generally are eligible to participate in the Employee Stock Purchase Plan. An Employee who otherwise is an Eligible Employee of the Company and its Designated Subsidiaries will not be entitled to purchase Shares under the Plan if (1) such purchase would cause such Eligible Employee to own Common Shares representing 5% or more of the total combined voting power or value of each class of stock of the Company or any Subsidiary or (2) such purchase would cause such Eligible Employee to have options to purchase more then $25,000 of Common Shares under the Plan for any calendar year. "Eligible Employee" is defined in the Employee Stock Purchase Plan as any Employee (as defined in the Employee Stock Purchase Plan) who (1) has worked as an Employee of the Company or its Designated Subsidiaries at least 30 days and (2) is customarily employed at least 5 months of each calendar year or is classified as a "PRN" or on-call Employee. The approximate number of Eligible Employees as of September 15, 1999 was 20,000, which number is expected to change over time.


EMPLOYEE STOCK PURCHASE PLAN BENEFITS

         Participation in the Employee Stock Purchase Plan is voluntary. Each Eligible Employee will make his or her own election whether and to what extent to participate in the Employee Stock Purchase Plan. It is therefore not possible to determine the benefit or amounts that will be received in the future by individual employees or groups of employees under the Employee Stock Purchase Plan. A Participant may authorize payroll withholdings of a maximum of 15% and a minimum of 1% of base compensation. The fair market value of Common Shares which may be purchased by any Eligible Employee during any calendar year may not exceed $21,250. The purchase price for each Common Share purchased under the Employee Stock Purchase Plan will be the lesser of (1) 85% of the Closing Value (defined below) of a Common Share on the first Trading Day (as defined in the Employee Stock Purchase Plan) of the applicable Offering Period, or the earliest date thereafter as is administratively feasible, or (2) 85% of the Closing Value of a Common Share on the last Trading Day of the Offering Period, or the earliest date thereafter as is administratively feasible. "Closing Value", as of a particular date, is defined in the Employee Stock Purchase Plan as the closing sales price for a Common Share (or the closing bid price, if no sales were reported) as quoted on the New York Stock Exchange for the last market trading day prior to the date of determination as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable.


CESSATION OF ACTIVE PARTICIPATION

         A Participant in the Employee Stock Purchase Plan may, by giving notice to the Administrator or Employer, revoke his or her authorization for payroll deduction for the Offering Period in which such revocation is made. A Participant who revokes authorization for payroll deduction may not again participate under the Employee Stock Purchase Plan until the next Offering Period immediately subsequent to the Offering Period during which the Participant revoked payroll deduction authorization with respect thereto. Separation from employment from the Company and its Designated Subsidiaries for any reason will be treated automatically as a withdrawal from the Employee Stock Purchase Plan.

TERMINATION AND AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

         The Company's Board of Directors will have the right to amend, modify or terminate the Employee Stock Purchase Plan without notice, provided, however, that no Participant's existing options will be adversely affected by any such amendment, modification or termination, except to comply with applicable law, stock exchange rules or accounting rules. In any event, the Board will have the right to terminate the Employee Stock Purchase Plan with respect to all future payroll deductions and related purchases at any time. Such termination will also terminate any then-current Offering Period.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of the general federal income tax consequences to Participants and the Company of participation in the Employee Stock Purchase Plan. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances. For these reasons, each Participant should consult with a tax advisor as to specific questions relating to tax consequences of participation in the Employee Stock Purchase Plan. Reference should be made to the specifics of the Employee Stock Purchase Plan set forth in Annex A.

         Under the proposed Employee Stock Purchase Plan, the option to purchase Common Shares granted under the Employee Stock Purchase Plan will constitute an option issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. If Common Shares are purchased under the Employee Stock Purchase Plan, and no disposition of these Common Shares is made within two years of the first day of the Offering Period for the option, nor within one year after the last day of the Offering Period for that option, then no income will be realized by the Participant at the time of the transfer of the Common Shares to such Participant's Plan Account. In the event of the death of a Participant while owning the Common Shares, no income will be realized at the time of the transfer of the Common Shares to such Participant's Plan Account. When a Participant sells or otherwise disposes of the Common Shares, there will be included in such Participant's income, as compensation, an amount equal to the lesser of (i) an amount equal to 15% of the fair market value of the Common Shares on the first day of the applicable Offering Period, or (ii) the amount by which the fair market value of the Common Shares at the time of disposition or death exceeds the purchase price for the Common Shares. Any additional gain would be treated for tax purposes as long-term capital gain, provided that the Eligible Employee holds the Common Shares for the applicable long-term capital gain holding period after the last day of the Offering Period applicable to such Common Shares.

         If a Participant disposes of the Common Shares within either the one- or two- year period described above, such Participant would realize ordinary income in the year of disposition in an amount equal to the difference between the purchase price and the fair market value of the Common Shares on the last day of the applicable Offering Period. Any difference between the amount received upon such a disposition and the fair market value of the Common Shares on the last day of the applicable Offering Period would be treated as a capital gain or loss, as the case may be.

         The Company is not allowed a deduction for federal income tax purposes in connection with the grant or exercise of the option to purchase Common Shares under the Employee Stock Purchase Plan, provided there is no disposition of Common Shares by a Participant within either the one- or two- year period described above. If such a disposition occurs within either of these two periods, the Company will be entitled to a deduction in the same amount and at the same time that the Participant realizes ordinary income.

VOTE REQUIRED FOR APPROVAL

         The affirmative vote of the holders of a majority of Common Shares present or represented at the Annual Meeting is required for the approval of this Proposal. Broker non-votes and abstentions will be treated as votes against this Proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 3 - RE-APPROVAL OF PERFORMANCE GOALS UNDER THE CARDINAL HEALTH, INC. EQUITY INCENTIVE PLAN RELATING TO 162(m) OF THE INTERNAL REVENUE CODE

         The Company's Board of Directors adopted the Cardinal Health, Inc. Equity Incentive Plan in August 1995, and it was approved by the Company's shareholders at the 1995 Annual Meeting of Shareholders. Subsequent amendments were adopted by the Board and approved by the Company's shareholders at the 1998 Annual Meeting of Shareholders. In August 1999, the Board amended the Equity Incentive Plan and restated it as the Amended and Restated Equity Incentive Plan (the "Equity Incentive Plan"). The majority of such amendments to the Equity Incentive Plan were effected as a result of changes to laws and regulations applicable to the Equity Incentive Plan.

         Under the terms of the Equity Incentive Plan, awards of options to purchase Common Shares may be made to officers and other key employees of the Company or its subsidiaries. The Equity Incentive Plan also provides for awards of Common Shares which may be subject to certain vesting restrictions. Under the Equity Incentive Plan, certain officers and key employees who also participate in the Company's MIP may be eligible to receive all or a portion of their annual incentive compensation under the MIP in Incentive Compensation Restricted Shares (as defined in the Equity Incentive Plan). Performance Shares and Performance Share Units (as each such term is defined in the Equity Incentive Plan) also may be awarded under the Equity Incentive Plan to certain officers and other key employees. To date, no Incentive Compensation Restricted Shares, Performance Shares or Performance Share Units have been awarded under the Equity Incentive Plan.

         Section 162(m) of the Internal Revenue Code disallows a corporation's federal income tax deduction for compensation to an executive who is a "covered employee" (i.e., the CEO or one of the four top-paid other officers) in excess of $1 million during the corporation's fiscal year. The $1 million deduction limitation covers various types of compensation, including cash and stock awards. However, certain types of compensation may be excluded from the $1 million calculation, including certain performance-based compensation. The provisions of the Equity Incentive Plan, as currently in effect, governing Performance Shares and Performance Share Units which may be awarded as described above, are intended to comply with the guidelines established under Section 162(m) in order to preserve the Section 162(m) exception for such awards.

         Under the Equity Incentive Plan as currently in effect, Performance Shares and Performance Share Units are earned based upon the financial performance of the Company or a business unit of the Company during a performance period which will have a duration of at least one year in length, but can extend over a number of years (a "Performance Period"). Performance Shares are paid in the form of Common Shares; Performance Share Units are paid in the form of cash. For each Performance Period, the Compensation Committee, within such time as required by Section 162(m), establishes targets for certain performance measures of the Company (and/or business units of the Company, if applicable) for the Performance Period ("Performance Goals"). Performance Goals include achievement of pre-established targets based upon either earnings or return on capital. The extent to which the Performance Goals are satisfied determines the number of Performance Shares or Performance Share Units, if any, that each grantee earns. The Performance Goals may vary for different Performance Periods and need not be the same for each Grantee receiving an award for a Performance Period. The maximum number of Common Shares with respect to which stock options, Performance Shares and Performance Share Units may be granted to any single participant under the Equity Incentive Plan during any single fiscal year of the Company is 375,000 Common Shares.

         When the shareholders of the Company approved the Equity Incentive Plan in 1995, they approved the material terms of the Performance Goals. The regulations governing Section 162(m) generally require re-approval of the material terms of the Performance Goals every five years. Therefore, shareholder re-approval of the Performance Goals under the Equity Incentive Plan is being sought currently in order for Performance Shares and Performance Share Units to continue to be eligible for exemption from the Dollar Limitation imposed by
Section 162(m). If approval of this Proposal is not obtained, no future awards of Performance Shares or Performance Share Units will be made after the five-year period.

VOTE REQUIRED FOR APPROVAL

         The affirmative vote of the holders of a majority of Common Shares present or represented at the Annual Meeting is required for the approval of this Proposal. Broker non-votes and abstentions will be treated as votes against the Proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


                              SHAREHOLDER PROPOSALS

                  Any shareholder who intends to present a proposal for the Company's 2000 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than May 27, 2000. The Company will not be required to include in its proxy statement a form of proxy or shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.


                        SELECTION OF INDEPENDENT AUDITORS

         The Company and R.P. Scherer completed a merger on August 7, 1998. The Company and Allegiance Corporation ("Allegiance") completed a merger on February 3, 1999. The Company has historically engaged Deloitte & Touche LLP ("D&T") as its certifying accountant while R.P. Scherer has historically engaged Arthur Andersen LLP ("AA") and Allegiance has historically engaged PricewaterhouseCoopers LLP ("PWC") as their certifying accountants. For the Company's fiscal year ended June 30, 1999, these certifying accountant relationships were left intact, with D&T serving as the principal certifying accountant, with reference in its audit opinion to work performed on R.P. Scherer by AA and Allegiance by PWC. This was done to provide management with sufficient time to conduct a diligent process to select one firm as the certifying accountant for the merged entity. Selection of AA as the certifying accountant was recommended to and approved by the Company's Audit Committee on August 30, 1999.

         The reports of D&T on the financial statements of the Company and PWC on the financial statements of Allegiance for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with their audits for the two most recent fiscal years and through August 30, 1999, there have been no disagreements with D&T or PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of D&T or PWC would have caused them to make reference thereto in their reports on the financial statements for such years. In addition, there were no reportable events (as defined in SEC Regulation S-K, Item 304(a)(1)(v)) during the two most recent fiscal years and through August 30, 1999.

         The Company requested that D&T and PWC each furnish it with a letter addressed to the SEC stating whether or not they agree with the above statements. A copy of D&T's letter, dated September 2, 1999, is filed as Exhibit
16.01 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999. A copy of PWC's letter, dated September 1, 1999, is filed as Exhibit
16.02 to that Form 10-K.

         Representatives of AA and D&T are expected to be present at the Annual Meeting, with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions from shareholders.

                                  OTHER MATTERS

         This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company in person or by telephone, telegraph, or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained MacKenzie Partners, Inc. at an estimated cost of $8,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by the Company with custodians, nominees, and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

         If the enclosed proxy is executed and returned, or a proxy is voted by telephone or internet, the Common Shares represented thereby will be voted in accordance with any specifications made by the shareholder. In the absence of any such specification, such proxies will be voted FOR adoption of the Cardinal Health, Inc. Employee Stock Purchase Plan pursuant to Section 423(b) of the Internal Revenue Code and FOR re-approval of the Performance Goals under the Cardinal Health, Inc. Equity Incentive Plan relating to Section 162(m) of the Internal Revenue Code. With respect to the election of Directors, proxies returned without specifications made by the shareholder will be voted to elect five Directors as set forth under "Election of Directors" above. Although management does not presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the right to cumulate such votes and vote for less than all of the Director nominees named herein.

         The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting or by executing and forwarding a later-dated proxy to the Company or voting a later proxy by telephone or internet.

         If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the Annual Meeting.

         By order of the Board of Directors.


                                                  /s/ Steven Alan Bennett

September 21, 1999                                STEVEN ALAN BENNETT, Secretary

                                                                         ANNEX A

                              CARDINAL HEALTH, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


                               SECTION 1 - PURPOSE
                               -------------------

         The Cardinal Health, Inc. Employee Stock Purchase Plan is adopted and established by Cardinal Health, Inc., an Ohio corporation, on the date set forth below, effective as of January 3, 2000, for the general benefit of the Employees of the Company and of certain of its Subsidiaries. The purpose of the Plan is to facilitate the purchase of Shares by Eligible Employees.

                             SECTION 2 - DEFINITIONS
                             -----------------------

a.       "ACT" shall mean the Securities Act of 1933, as amended.

b. "ADMINISTRATOR" shall mean the Board of Directors of the Company, a designated committee thereof, or the person(s) or entity delegated the responsibility of administering the Plan, which initially shall be the Cardinal Health, Inc. Profit Sharing and Retirement Savings Plan Committee.

c. "AGENT" shall mean the bank, brokerage firm, financial institution, or other entity or person(s) engaged, retained or appointed to act as the agent of the Employer and of the Participants under the Plan, which initially shall be Merrill Lynch, Pierce, Fenner, & Smith, Inc.

d.       "BOARD" shall mean the Board of Directors of the Company.

e. "CLOSING VALUE" shall mean, as of a particular date, the value of a Share determined by the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange for the last market trading day prior to the date of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable.

f. "CODE" shall mean the Internal Revenue Code of 1986, as amended and currently in effect, or any successor body of federal tax law.

g. "COMPANY" shall mean Cardinal Health, Inc., including any successor thereto.

h. "COMPENSATION" shall mean wages, salaries, fees for professional service and other amounts received for personal services actually rendered in the course of employment with the Employer (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) including amounts excludible from the Employee's gross income under Code Section 402(a)(8) (relating to a Code Section 401(k) arrangement), Code Section 402(h) (relating to a Simplified Employee Pension), Code Section 125 (relating to a cafeteria plan) or Code Section 403(b) (relating to a tax-sheltered annuity) and compensation paid by the Employer to an Employee through another person under the common paymaster provisions of Code Sections 3121(s) and 3306(p). Compensation does not include: (1) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (2) amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option, (3) moving allowances, automobile allowances, tuition reimbursement, financial/tax planning reimbursement, other extraordinary compensation, including tax "gross-up" payments, and imputed income from other employer-provided benefits, and (4) other amounts that receive special tax benefits, such as premiums for


- --------------------------------------------------------------------------------
                                                                  Annex A Page 1
         group term life insurance or contributions made by the Employer
         (whether or not under salary reduction agreement) towards the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are excludible from the gross income of the Employee), other than amounts described above.

i. "DESIGNATED SUBSIDIARIES" shall mean all Subsidiaries whose Employees have been designated by the Administrator, in its sole discretion, as eligible to participate in the Plan.

j. "ELIGIBLE EMPLOYEE" means any Employee who (1) has worked as an employee of an Employer for at least thirty (30) days and (2) is customarily employed for at least five (5) months each calendar year or who is classified as a "PRN" or on-call Employee.

k. "EMPLOYEE" means any person who performs services as a common law employee of an Employer, and does not include "leased employees," as that term is defined under Code Section 414(n), or other individuals providing services to an Employer in a capacity as an independent contractor.

l. "EMPLOYER" means, individually and collectively, the Company and the Designated Subsidiaries.

m. "ENROLLMENT PERIOD" shall mean the period immediately preceding the Offering Period that is designated by the Administrator in its discretion as the period during which an Eligible Employee may elect to participate in the Plan.

n. "OFFERING PERIOD" shall mean the period during which Participants in the Plan authorize payroll deductions to fund the purchase of Shares on their behalf under the Plan pursuant to the options granted to them hereunder.

o. "PARTICIPANT" means any Eligible Employee who has elected to participate in the Plan for an Offering Period by authorizing payroll deductions and following all applicable procedures established by the Administrator during the Enrollment Period for such Offering Period.

p.       "PLAN" shall mean this Cardinal Health, Inc. Employee Stock Purchase
         Plan.

q. "PLAN ACCOUNT" shall mean the individual account established by the Agent for each Participant for purposes of accounting for and/or holding each Participant's payroll deductions, Shares, etc.

r.       "PLAN YEAR" shall mean the fiscal year of the Company.

s. "PURCHASE PRICE" shall mean, for each Share purchased in accordance with Section 4 hereof, an amount equal to the lesser of (1) eighty-five percent (85%) of the Closing Value of a Share on the first Trading Day of each Offering Period, or the earliest date thereafter as is administratively feasible (which for Plan purposes shall be deemed to be the date the option to purchase such Shares was granted to each Eligible Employee who is, or elects to become, a Participant); or (2) eighty-five percent (85%) of the Closing Value of such Share on the last Trading Day of the Offering Period, or the earliest date thereafter as is administratively feasible (which for Plan purposes shall be deemed to be the date each such option to purchase such Shares was exercised).

t. "SHARES" means the Class A common shares, without par value, of the Company.

u. "SUBSIDIARY" shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary (or as otherwise may be defined in Code Section 424).


- --------------------------------------------------------------------------------
                                                                  Annex A Page 2

v. "TRADING DAY" shall mean a day on which national stock exchanges and The New York Stock Exchange are open for trading.

                         SECTION 3 - ELIGIBLE EMPLOYEES
                         ------------------------------

                  a. IN GENERAL. Participation in the Plan is voluntary. All Eligible Employees of an Employer are eligible to participate in the Plan. All Eligible Employees granted options to purchase Shares hereunder shall have the same rights and privileges as every other such Eligible Employee, and only Eligible Employees of an Employer satisfying the applicable requirements of the Plan will be entitled to be granted options hereunder.

                  b. LIMITATIONS ON RIGHTS. An Employee who otherwise is an Eligible Employee shall not be entitled to purchase Shares under the Plan if:
(1) such purchase would cause such Eligible Employee to own Shares (including any Shares which would be owned if such Eligible Employee purchased all of the Shares made available for purchase by such Eligible Employee under all options or rights then held by such Eligible Employee, whether or not then exercisable) representing five percent (5%) or more of the total combined voting power or value of each class of stock of the Company or any Subsidiary; or (2) such purchase would cause such Eligible Employee to have options or rights to purchase more than $25,000 of Shares under the Plan (and under all other employee stock purchase plans of the Company and its Subsidiary corporations which qualify for treatment under Section 423 of the Code) for any calendar year in which such rights are outstanding (based on the Closing Value of such Shares, determined as of the date such rights are granted and can first be exercised hereunder). For purposes of clause (1) of this subsection b., the attribution rules set forth in Section 424(d) of the Code and related regulations shall apply.

                   SECTION 4 - ENROLLMENT AND OFFERING PERIODS
                   -------------------------------------------

                  a. ENROLLING IN THE PLAN. To participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment for a given Offering Period will take place during the Enrollment Period for such Offering Period. The Administrator shall designate the initial Enrollment Period and each subsequent Enrollment Period and the Offering Period to which each Enrollment Period relates. Participation in the Plan with respect to any one or more of the Offering Periods shall neither limit nor require participation in the Plan for any other Offering Period.

                  b. THE OFFERING PERIOD. Any Employee who is an Eligible Employee and who desires to be granted options to purchase Shares hereunder must enroll in accordance with the procedures established by the Administrator during an Enrollment Period. Such authorization shall be effective for the Offering Period immediately following such Enrollment Period. The duration of an Offering Period shall be determined by the Administrator prior to the Enrollment Period and shall commence on the first day (or the First Trading Day) of the Offering Period and end on the last day (or the last Trading Day) of the Offering Period; provided, however, that if the Administrator terminates the Plan during an Offering Period, pursuant to its authority in Section 17 of the Plan, such Offering Period shall be deemed to end on the date the Plan is terminated. The termination of the Plan and the Offering Period shall end the Participant's rights to contribute amounts to the Plan or continue participation in the Offering Period. The date of termination of the Plan shall be deemed to be the final day of the Offering Period for purposes of determining the Purchase Price under the Offering Period and all amounts contributed during the Offering Period will be used as of such termination date to purchase Shares in accordance with the general provisions of Section 9.

                  The Administrator may designate one or more Offering Periods during each Plan Year during the term of this Plan. On the first day (or the First Trading Day) of each Offering Period, each Participant shall be granted an option to purchase Shares under the Plan. Each option granted hereunder shall expire at the end of the Offering Period for which it was granted. In no event may an option granted hereunder be exercised after the expiration of 27 months from the date of grant.


- --------------------------------------------------------------------------------
                                                                  Annex A Page 3

                  c. CHANGING ENROLLMENT. The offering of Shares pursuant to options granted hereunder the Plan shall occur only during an Offering Period and shall be made only to Participants. Once an Eligible Employee is enrolled in the Plan, the Administrator or Employer will inform the Agent of such fact. Once enrolled, a Participant shall continue to participate in the Plan for each succeeding Offering Period until he or she terminates his or her participation by revoking his or her payroll deduction authorization or ceases to be an Eligible Employee. Once a Participant has elected to participate under the Plan, that Participant's payroll deduction authorization shall apply to all subsequent Offering Periods unless and until the Participant ceases to be an Eligible Employee, or modifies or terminates said authorization. If a Participant desires to change his or her rate of contribution, he or she may do so effective for the next Offering Period by following the procedures established by the Administrator during the Enrollment Period immediately preceding such Offering Period.

                            SECTION 5 - TERM OF PLAN
                            ------------------------

                  This Plan shall be in effect from January 3, 2000, until it is terminated by action of the Board.

                SECTION 6 - NUMBER OF SHARES TO BE MADE AVAILABLE
                -------------------------------------------------

                  Subject to adjustment as provided in Section 16 hereof, the total number of Shares made available for purchase by Participants granted options which are exercised under Section 9 hereof is 5,000,000, which may consist of authorized but unissued shares, treasury shares, or shares purchased by the Plan in the open market. The provisions of Section 9 b. shall control in the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan. If all of the Shares authorized for sale under the Plan have been sold, the Plan shall either be continued through additional authorizations of Shares made by the Board (such authorizations must, however, comply with Section 17 hereof), or shall be terminated in accordance with Section 17 hereof.

                            SECTION 7 - USE OF FUNDS
                            ------------------------

                  All payroll deductions received or held by an Employer under the Plan may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate such payroll deductions. Any amounts held by an Employer or other party holding amounts in connection with or as a result of payroll withholding made pursuant to the Plan and pending the purchase of Shares hereunder shall be considered a non-interest-bearing, unsecured indebtedness extended to the Employer or other party by the Participants. Administrative expenses of the Plan shall be allocated to each Participant's Plan Account unless such expenses are paid by the Employer.

              SECTION 8 - AMOUNT OF CONTRIBUTION; METHOD OF PAYMENT
              -----------------------------------------------------

                  a. PAYROLL WITHHOLDING. Except as otherwise specifically provided herein, the Purchase Price will be payable by each Participant by means of payroll withholding. The withholding shall be in increments of one percent (1%). The minimum withholding permitted shall be an amount equal to one percent (1%) of a Participant's Compensation and the maximum withholding shall be an amount equal to fifteen percent (15%) of a Participant's Compensation. In any event, the total withholding permitted to be made by any Participant for a calendar year shall be limited to the sum of $21,250. The actual percentage of Compensation to be deducted shall be specified by a Participant in his or her authorization for payroll withholding. Participants may not deposit any separate cash payments into their Plan Accounts.

                  b. APPLICATION OF WITHHOLDING RULES. Payroll withholding will commence with the first paycheck issued during the Offering Period and will, except as otherwise provided herein, continue with each paycheck throughout the entire Offering Period, except for pay periods for which such Participant receives no compensation (e.g., uncompensated personal leave, leave of absence). A pay period which ends at such time that it is administratively impracticable to credit any paycheck for such pay period to the then-current Offering Period will be credited in its entirety to the immediately subsequent Offering Period. A pay period which overlaps Offering Periods will be credited in its entirety to the Offering Period in which it is paid. Payroll withholding shall



- --------------------------------------------------------------------------------
                                                                  Annex A Page 4
be retained by the Employer or other party responsible for making such payment to the Participant, until applied to the purchase of Shares as described in
Section 9 and the satisfaction of any related federal, state or local withholding obligations (including any employment tax obligations).

                  At the time the Shares are purchased, or at the time some or all of the Shares issued under the Plan are disposed of, Participants must make adequate provision for the Employer's federal, state, local or other tax withholding obligations (including employment taxes), if any, which arise upon the purchase or disposition of the Shares. At any time, the Employer may, but shall not be obligated to, withhold from each Participant's Compensation the amount necessary for the Employer to meet applicable withholding obligations, including any withholding required to make available to the Employer any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant. Each Participant, as a condition of participating under the Plan, agrees to bear responsibility for all federal, state, and local income taxes required to be withheld from his or her Compensation as well as the Participant's portion of FICA (both the OASDI and Medicare components) with respect to any Compensation arising on account of the purchase or disposition of Shares. The Employer may increase income and/or employment tax withholding on a Participant's Compensation after the purchase or disposition of Shares in order to comply with federal, state and local tax laws, and each Participant agrees to sign any and all appropriate documents to facilitate such withholding.

                   SECTION 9 - PURCHASING, TRANSFERRING SHARES
                   -------------------------------------------

                  a. MAINTENANCE OF PLAN ACCOUNT. Upon the exercise of a Participant's initial option to purchase Shares under the Plan, the Agent shall establish a Plan Account in the name of such Participant. At the close of each Offering Period, the aggregate amount deducted during such Offering Period by the Employer from a Participant's Compensation (and credited to a non-interest-bearing account maintained by the Employer or other party for bookkeeping purposes) will be communicated by the Employer to the Agent and shall thereupon be credited by the Agent to such Participant's Account (unless the Participant has given notice to the Administrator of his or her revocation of authorization prior to the date such communication is made). As of the last day of each Offering Period, or as soon thereafter as is administratively practicable, each Participant's option to purchase Shares will be exercised automatically for him or her by the Agent with respect to those amounts reported to the Agent by the Administrator or Employer as creditable to that Participant's Plan Account. On the date of exercise, the amount then credited to the Participant's Plan Account for the purpose of purchasing Shares hereunder will be divided by the Purchase Price and there shall be transferred to the Participant's Plan Account by the Agent the number of full and fractional shares which results.

                  The Agent shall hold in its name, or in the name of its nominee, all Shares so purchased and allocated. No certificate will be issued to a Participant for Shares held in his or her Plan Account unless he or she so requests in writing or unless such Participant's active participation in the Plan is terminated due to death, disability, separation from service or retirement. Notwithstanding any provision herein to the contrary, no certificates shall be issued for Shares until such Shares have been held in the Participant's Plan Account for a period of at least 24 months following the date of exercise of the option to purchase such Shares.

                  b. INSUFFICIENT NUMBER OF AVAILABLE SHARES. In the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan, the number of Shares actually available for sale hereunder shall be limited to the remaining number of Shares authorized for sale under the Plan and shall be allocated by the Agent among the Participants in proportion to each Participant's Compensation during the Offering Period over the total Compensation of all Participants during the Offering Period. Any excess amounts withheld and credited to Participants' Accounts then shall be returned to the Participants as soon as is administratively practicable.

                  c. HANDLING EXCESS SHARES. In the event that the number of Shares which would be credited to any Participant's Plan Account in any Offering Period exceeds the limit specified in Section 3 b. hereof, such Participant's Account shall be credited with the maximum number of Shares permissible, and the remaining amounts will be refunded in cash as soon as administratively practicable.


- --------------------------------------------------------------------------------
                                                                  Annex A Page 5

                  d. STATUS REPORTS. Statements of each Participant's Plan Account shall be given to participating Employees at least annually.

                 SECTION 10 - DIVIDENDS AND OTHER DISTRIBUTIONS
                 ----------------------------------------------

                  a. REINVESTMENT OF DIVIDENDS. Cash dividends and other cash distributions received by the Agent on Shares held in its custody hereunder will be credited to the Plan Accounts of individual Participants in accordance with such Participants' interests in the Shares with respect to which such dividends or distributions are paid or made, and will be applied, as soon as practical after the receipt thereof by the Agent, to the purchase in the open market at prevailing market prices of the number of whole Shares capable of being purchased with such funds (after deduction of any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost payable in connection with the purchase of such Shares and not otherwise paid by the Employer).

                  b. SHARES TO BE HELD IN AGENT'S NAME. All purchases of Shares made pursuant to this Section will be made in the name of the Agent or its nominee, shall be held as provided in Section 9 hereof, and shall be transferred and credited to the Plan Account(s) of the individual Participant(s) to which such dividends or other distributions were credited. Dividends paid in the form of Shares will be allocated by the Agent, as and when received, with respect to Shares held in its custody hereunder to the Plan Accounts of individual Participants in accordance with such Participants' interests in such Shares with respect to which such dividends were paid. Property, other than Shares or cash, received by the Agent as a distribution on Shares held in its custody hereunder, shall be sold by the Agent for the accounts of the Participants, and the Agent shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent on Shares held in its custody hereunder.

                  c. TAX RESPONSIBILITIES. The automatic reinvestment of dividends under the Plan will not relieve a Participant (or Eligible Employee with a Plan Account) of any income or other tax that may be due on or with respect to such dividends. The Agent shall report to each Participant (or Eligible Employee with a Plan Account) the amount of dividends credited to his or her Plan Account.

                          SECTION 11 - VOTING OF SHARES
                          -----------------------------

                  A Participant shall have no interest or voting right in the Shares covered by his or her option until such option has been exercised. Shares held for a Participant (or Eligible Employee with a Plan Account) in his or her Plan Account will be voted in accordance with the Participant's (or Eligible Employee's) express directions. In the absence of any such directions, such Shares will not be voted.

             SECTION 12 - IN-SERVICE DISTRIBUTION OR SALE OF SHARES
             ------------------------------------------------------

                  a. SALE OF SHARES. Subject to the provisions of Section 19, a Participant may at any time, and without withdrawing from the Plan, by giving notice to the Agent, direct the Agent to sell all or part of the Shares held on behalf of the Participant. Upon receipt of such a notice, the Agent shall, as soon as practicable after receipt of such notice, sell such Shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost) to the Participant.

                  b. IN-SERVICE SHARE DISTRIBUTIONS. A Participant may, without withdrawing from the Plan, request that a certificate for all or part of the full Shares held in his or her Plan Account be sent to him or her after the relevant Shares have been purchased and allocated SUBJECT TO THE REQUIREMENT THAT SUCH SHARES BE HELD IN THE PARTICIPANT'S PLAN ACCOUNT FOR A PERIOD OF AT LEAST 24 MONTHS AFTER THE DATE OF EXERCISE, AS DESCRIBED IN SECTION 9 a., above. All such requests must be submitted in writing to the Agent. No certificate for a fractional Share will be issued; the fair value of fractional Shares on the date of withdrawal of all Shares credited to a Participant's Plan Account shall be paid in cash to such Participant. The Plan may impose a reasonable charge, to be paid by the Participant, for each stock certificate so issued prior to the date active participation in the Plan ceases; such charge shall be paid by the Participant to the Administrator or Employer prior to the date any distribution of a certificate evidencing ownership of such Shares occurs.


- --------------------------------------------------------------------------------
                                                                  Annex A Page 6

                 SECTION 13 - CESSATION OF ACTIVE PARTICIPATION
                 ----------------------------------------------

                  A Participant may at any time, by giving notice to the Administrator or Employer, revoke his or her authorization for payroll deduction for the Offering Period in which such revocation is made. A PARTICIPANT WHO REVOKES AUTHORIZATION FOR PAYROLL DEDUCTION MAY NOT AGAIN PARTICIPATE UNDER THE PLAN UNTIL THE NEXT OFFERING PERIOD IMMEDIATELY SUBSEQUENT TO THE OFFERING PERIOD DURING WHICH THE PARTICIPANT REVOKED PAYROLL DEDUCTION AUTHORIZATION WITH RESPECT THERETO.

                     SECTION 14 - SEPARATION FROM EMPLOYMENT
                     ---------------------------------------

                  Separation from employment for any reason, including death, disability, termination or retirement shall be treated automatically as a withdrawal from the Plan.

                             SECTION 15 - ASSIGNMENT
                             -----------------------

                  Neither payroll deductions credited to a Participant's Plan Account nor any rights with regard to options or Shares held under the Plan may be assigned, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Any such assignment, alienation, transfer, pledge, or other disposition shall be without effect, except that the Administrator may treat such act as an election to withdraw from the Plan. A Participant's right to purchase Shares under this Plan may be exercisable during the Participant's lifetime only by the Participant. A Participant's Plan Account shall be payable to the Participant's estate upon his or her death.

                SECTION 16 - ADJUSTMENT OF AND CHANGES IN SHARES
                ------------------------------------------------

                  If at any time after the effective date of the Plan the Company shall subdivide or reclassify the Shares which have been or may be optioned under the Plan, or shall declare thereon any stock split or dividend payable in Shares, or shall alter the capital structure of the Shares or the Company in any similar manner, then the number and class of shares held in the Plan and which may thereafter be optioned (in the aggregate and to any Participant) shall be adjusted accordingly, and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the Purchase Price shall be adjusted accordingly, as necessary to preserve the rights of the holder(s) of such Shares and option(s).

                SECTION 17 - AMENDMENT OR TERMINATION OF THE PLAN
                -------------------------------------------------

                  The Board shall have the right, at any time, to amend, modify or terminate the Plan without notice; provided, however, that no Participant's existing options shall be adversely affected by any such amendment, modification or termination, except to comply with applicable law, stock exchange rules or accounting rules. Notwithstanding the foregoing, the Board shall have the right to terminate the Plan with respect to all future payroll deductions and related purchases at any time. Such termination of the Plan shall also terminate any current Offering Period in accordance with Section 4 of the Plan.

                  Designations of participating corporations may be made from time to time from among a group of corporations consisting of the Employer, its parent and its Subsidiaries (including corporations that become Subsidiaries or a parent after the adoption and approval of the Plan).

                           SECTION 18 - ADMINISTRATION
                           ---------------------------

                  a. ADMINISTRATION. The Plan shall be administered by the Administrator. The Administrator shall be responsible for the administration of all matters under the Plan which have not been delegated to the Agent. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Any rule or regulation adopted by the Administrator shall remain in full force and effect unless and until altered, amended or repealed by the Administrator.


- --------------------------------------------------------------------------------
                                                                  Annex A Page 7

                  b. Specific Responsibilities. The Administrator's responsibilities shall include, but shall not be limited to:

                           (1) interpreting the Plan (including issues relating to the definition and application of "Compensation");

                           (2) identifying and compiling a list of persons who are Eligible Employees for an Offering Period; and

                           (3) identifying those Eligible Employees not entitled to be granted options or other rights for an Offering Period on account of the limitations described in
                           Section 3 b. hereof.

The Administrator may from time to time adopt rules and regulations for carrying out the terms of the Plan. Interpretation or construction of any provision of the Plan by the Administrator shall be final and conclusive on all persons, absent specific and contrary action taken by the Board. Any interpretation or construction of any provision of the Plan by the Board shall be final and conclusive.

                    SECTION 19 - SECURITIES LAW RESTRICTIONS
                    ----------------------------------------

                  Notwithstanding any provision of the Plan to the contrary, no payroll deductions shall take place and no Shares may be purchased under the Plan until a registration statement has been filed and become effective with respect to the issuance of the Shares covered by the Plan under the Act. Prior to the effectiveness of such registration statement, Shares subject to purchase under the Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act.

                  SECTION 20 - NO INDEPENDENT EMPLOYEE'S RIGHTS
                  ---------------------------------------------

                  Nothing in the Plan shall be construed to be a contract of employment between an Employer or Subsidiary and any Employee, or any group or category of Employees (whether for a definite or specific duration or otherwise), or to prevent the Employer, its parent or any Subsidiary from terminating any Employee's employment at any time, without notice or recompense. No Employee shall have any rights as a shareholder until the option to purchase Shares, granted to him or her hereunder, has been exercised.

                           SECTION 21 - APPLICABLE LAW
                           ---------------------------

                  The Plan shall be construed, administered and governed in all respects under the laws of the State of Ohio to the extent such laws are not preempted or controlled by federal law.

                      SECTION 22 - MERGER OR CONSOLIDATION
                      ------------------------------------

                  If the Company shall at any time merge into or consolidate with another corporation or business entity, each Participant will thereafter be entitled to receive at the end of the Offering Period (during which such merger or consolidation occurs) the securities or property which a holder of Shares was entitled to upon and at the time of such merger or consolidation. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

- --------------------------------------------------------------------------------
                                                                  Annex A Page 8

[LOGO]
CARDINAL
HEALTH, INC.

                             CARDINAL HEALTH, INC.
                              7000 CARDINAL PLACE
                              DUBLIN, OHIO  43017
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John F. Finn, Robert L. Gerbig and Carl A. Spalding, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein, all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned on September 15, 1999, at the annual meeting of shareholders to be held on November 3, 1999, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

[PERFORATION]

[THE TEXT SET FORTH BELOW IS NOT PART OF THE PROXY]

                              FOLD AND DETACH HERE



      ALL SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

            PARTICIPANTS HOLDING SHARES THROUGH ANY OF THE COMPANY'S
              EMPLOYEE BENEFIT PLANS ARE URGED TO VOTE THEIR SHARES
               NO LATER THAN FRIDAY, OCTOBER 29, 1999 IN ORDER TO
          ENSURE COMPLETE VOTING BY THE APPLICABLE PLAN ADMINISTRATOR.

                PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING
                      YOUR PROXY BY TELEPHONE OR INTERNET.

[X] Please mark your votes as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED TO ELECT THE NOMINEES DESCRIBED IN ITEM 1 ABOVE, FOR PROPOSALS 2 AND 3, AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

1. [ ] FOR all nominees listed (except as marked to the contrary) or [ ] WITHHOLD AUTHORITY (to vote for all nominees listed):

             01 Regina E. Herzlinger, 02 John C. Kane, 03 J. Michael Losh, 04 John B. McCoy, 05 Michael D. O'Halleran

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

2. [ ] FOR or [ ] AGAINST or [ ] ABSTAIN -- Proposal to adopt the Cardinal Health, Inc. Employee Stock Purchase Plan pursuant to Section 423(b) of the Internal Revenue Code.

3. [ ] FOR or [ ] AGAINST or [ ] ABSTAIN -- Proposal to re-approve Performance Goals under the Cardinal Health, Inc. Equity Incentive Plan relating to
     Section 162(m) of the Internal Revenue Code.

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

                                               Please sign as your name appears
                                               hereon. If shares are held
                                               jointly, all holders should sign.
                                               When signing as attorney,
                                               executor, administrator, trustee
                                               or guardian, please give your
                                               full title. If a corporation,
                                               please sign in full corporate
                                               name by president or other
                                               authorized officer. If a
                                               partnership, please sign in
                                               partnership name by authorized
                                               person, indicating where proper,
                                               official position or
                                               representative capacity.


                                               ---------------------------------

                                                                          , 1999
                                               ---------------------------
                                               Signature(s)                 Date


[PERFORATION]

[THE TEXT SET FORTH BELOW IS NOT PART OF THE PROXY]

                              FOLD AND DETACH HERE

[LOGO]
CARDINAL
HEALTH, INC.

Dear Shareholder:

We encourage you to take advantage of two new and convenient ways by which you can vote your shares. You can vote your shares electronically by telephone or via the Internet, which eliminates the need to return the proxy card.

VOTE BY TELEPHONE: To vote your shares by telephone, use a touch-tone telephone and call the following toll-free number: 1-877-PRX-VOTE, 24 hours a day, 7 days a week. Insert the Control Number printed in the box above, just below the perforation. Follow the simple recorded instructions.

VOTE BY INTERNET: To vote via the Internet, go to web site
WWW.EPROXYVOTE.COM.CAH. Insert the Control Number printed in the box above, just below the perforation, and then follow the simple instructions. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

The Internet and telephone voting facilities will be available until midnight on November 2, 1999, the day before the Annual Meeting.

   DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET